Calculation of Filing Fee Tables
Form S-3
(Form Type)

Pruco Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount Of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Other	Interests in Index Strategy options	Rule 457(o)	(1)	(1)	$1,682,000,000.00	0.00011020	$185,356.40
Carry Forward Securities
Carry Forward Securities	Other	Interests in Index Strategy options	Rule 415(a)(6)	(1)	(1)	$1,000,000.00		N/A	Form S-3	333-265507	10-11-2022	$92.70
	Total Offering Amounts					$1,683,000,000.00		$185,356.40
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$185,356.40

(1) The Amount Registered and the Proposed Maximum Offering Price Per Unit are not applicable because the securities are not issued in predetermined amounts or units.